News Release

FOR IMMEDIATE RELEASE

Contact Information:

Laura Kiernan	Kurt Goddard
Director, Investor Relations	Manager, Investor Relations
Phone: 203-222-5943	Phone : 203-222-6160
Email: laura.kiernan@terex.com	Email : kurt.goddard@terex.com

TEREX ANNOUNCES SECOND QUARTER 2008 RESULTS

WESTPORT, CT, July 23, 2008 -- Terex Corporation (NYSE: TEX) today announced net income for the second quarter of 2008 of $236.3 million, or $2.32 per share, compared to net income of $174.6 million, or $1.66 per share, for the second quarter of 2007, an increase in earnings per share of 39.8%. Net sales of $2,935.9 million in the second quarter of 2008 were 25.3% above the comparable period in 2007. The increase in net sales versus the prior year period was favorably impacted by acquisitions and by the translation effect of foreign currency exchange rate changes (3.4% and 7.9%, respectively). Excluding these effects, net sales increased 14.1% in the second quarter of 2008 versus the prior year period. All per share amounts are on a fully diluted basis.

“Results this quarter demonstrate the continued strength of our global franchise,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer. “The infrastructure and commodity boom is driving strong demand for our cranes and mining equipment. Based on our increasing backlog for these products, we expect these positive trends to continue. Also, as expected, this was partially offset by slower growth trends in the Aerial Work Platforms (AWP) segment and further softening in the Construction segment. Though both AWP and Construction experienced growth this past quarter, slower growth in Western Europe impacted their performance.”

Mr. DeFeo continued, “Not surprisingly, input costs continue to present challenges for us. To offset this, we are implementing various price increases and maintaining cost discipline. While in total we expect higher pricing will largely offset the cost increases that we have already incurred, as well as additional cost increases that we expect to incur during the second half of 2008, we do expect that there will be a lag between when higher costs are incurred and price increases to our customers take effect. Accordingly, we anticipate some reduction in operating margin in our business during the remainder of 2008.”

“The power of our strategy of product and geographic diversity is illustrated in our results,” continued Mr. DeFeo. “We have been able to continue to grow net sales and income through an evolving sales mix. The Cranes and Materials Processing & Mining (MPM) segments grew dramatically during the period. Geographically, we continue to see significant growth in developing markets in line with global infrastructure development. Over time, our percentage of sales to developing markets has steadily increased, with first half 2008 net sales in these regions representing approximately 22% of our total sales.”

Commenting on future earnings potential, Mr. DeFeo said, “We expect our performance for 2008 to be within our previously announced range for earnings per share of $6.85 to $7.15 and net sales of $10.5 to $10.9 billion. We expect strong infrastructure and commodity demand trends for our Cranes and MPM segments to continue, which will drive a higher portion of our net sales and income for the balance of 2008.”

Tom Riordan, Terex President and Chief Operating Officer, added, “We are progressing well with our key internal initiatives. We continue to invest in appropriate capacity expansion, focusing on up-cycle businesses such as cranes and mining equipment and developing markets, and at the same time we are keenly focused on improving existing capacity and our cost structure to better meet changes in demand and customer needs. As appropriate, headcount and overhead levels are being adjusted globally in line with changes in product demand and the Company’s evolving global manufacturing footprint. Finally, we have successfully gone live with the implementation of the Terex Management System at three businesses in the U.S., Germany and U.K. We believe that this new enterprise wide system will contribute to improved efficiency in our operations over the long term, as we consolidate our information systems.”

Mr. DeFeo concluded, “Our global and product diversification has allowed the Company to perform well despite the difficult economic conditions in the U.S., softening of the markets in Western Europe and increasing input costs. Demand remains strong for many of our products, and we are continuing to invest in our business for today and tomorrow, particularly in developing markets such as China and India. We expect world demand for infrastructure, energy and mining products to continue, while at the same time we are positioning our businesses for the eventual recovery in the U.S. market. We remain confident in our ability to achieve our previously stated goal of ‘12 by 12 in 10’, which is $12 billion in revenues with a 12% operating margin by 2010. By quickly adapting to changing market conditions in all of our segments and geographies, we are showing that we can provide products that meet our customers’ needs worldwide, and at the same time improve our financial performance and invest in growth for the Company.”

Highlights for the Second Quarter of 2008

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Net Sales: Net sales reached $2,935.9 million in the second quarter of 2008, an increase of 25.3% from $2,342.2 million in the second quarter of 2007. Continued strong demand in the Cranes and MPM segments primarily drove the increase. In addition, the increase in net sales versus the prior year period was favorably impacted by approximately $184 million due to the translation effect of foreign currency exchange rate changes, primarily the strength of the Euro, British Pound and Australian Dollar relative to the U.S. Dollar, as well as approximately $79 million in net sales from recent acquisitions.

Gross profit and gross margin showed improvement over the prior year period due mainly to the growing contribution of the Cranes and MPM segments, pricing actions and volume leverage. The AWP segment demonstrated strong performance in the quarter. Collectively, these more than offset input cost pressures in the period.

Selling, general and administrative (SG&A) expenses in the second quarter of 2008 increased $57.7 million versus the prior year period and remained consistent as a percentage of net sales. Approximately $16 million of the increase in SG&A expenses was due to the translation effect of foreign currency exchange rate changes and $5.4 million of the increase was due to the impact of recent acquisitions. The Company continues to invest in global support systems necessary to meet customer expectations, as well as supply chain management, improved sales and service capabilities in developing markets, and the Terex Management System.

Income from Operations and Operating Margin: Income from operations was $370.9 million in the second quarter of 2008, an increase of 30.4% versus the second quarter of 2007. The second quarter 2008 operating margin of 12.6% increased 50 basis points from the comparable 2007 period operating margin of 12.1%. The mix of operating margin has shifted versus the prior year period, with a lower income contribution from the AWP segment and greater income contributions from the Cranes and MPM segments.

Taxes: The effective tax rate for the second quarter of 2008 was 33.1%, compared to 35.6% for the second quarter of 2007, as the mix of international business and the effect of recently reduced statutory rates in several European countries had a positive impact. The Company expects the effective tax rate for the remainder of the year to be somewhat higher than the second quarter level.

Capital Structure: Return on Invested Capital (ROIC) was 27.0% for the trailing twelve months ended June 30, 2008. This reflects strong operating performance, offset somewhat by the impact of recent acquisition investments, which more than offset the benefit from strong operating performance. The calculation of ROIC is included in the Glossary at the end of this release.

Net cash provided by operating activities for the second quarter of 2008 was $134.3 million, mainly as a result of income generation, bringing the year to date results to a net use of $56.1 million, somewhat improved from the comparable prior year period use of cash of $89.0 million.

Debt, less cash and cash equivalents, of $765.9 million at June 30, 2008 increased $686.3 million in the first half of 2008, compared to $79.6 million at year end 2007, primarily due to recent acquisitions and share repurchases.

During the second quarter of 2008, the Company repurchased approximately $144 million of common stock pursuant to its previously announced share repurchase program. The Company has purchased $362 million of its shares through June 30, 2008 under this program. On July 15, 2008, the Board of Directors of the Company authorized an increase in this program of $500 million to $1.2 billion, with no change to the program expiration date of June 30, 2009.

For the second quarter of 2008, the weighted average diluted shares outstanding were 102.0 million. Approximately 1.1 million shares were repurchased in June with the cash settlement occurring subsequent to June 30, 2008. The level of share repurchases continues to be balanced with the capital needs of reinvesting in the business and the potential for additional acquisitions.

The Company’s performance has led to a ratio of Debt, less cash and cash equivalents, to Total Capitalization of 22.3% at the end of the second quarter of 2008, which is down modestly from the March 31, 2008 measure of 23.3%.

Working capital: Working Capital as a percent of Trailing Three Month Annualized Sales was 22.1% for the period ended June 30, 2008 versus 21.5% for the period ended June 30, 2007, as acquisitions were the primary reason for the increase. Much of the working capital is associated with anticipated continued strong growth in the Cranes and MPM segments, although it also reflects a slowing of demand in certain businesses. The Company is adjusting production levels as appropriate to reflect demand.

Backlog: Backlog for orders deliverable during the next twelve months was $4,224.8 million at June 30, 2008, an increase of approximately 11.2% versus the second quarter of 2007, and a decrease of 12.3% versus March 31, 2008.

With regard to the reported backlog, it should be noted that Terex has not accepted firm orders for a variety of crane types, primarily rough terrain cranes, which have scheduled delivery after January 1, 2009. This was designed to ensure that prices for 2009 delivery sufficiently reflect the demand environment and potential input cost increases of the business. Production volumes for 2009 that have not been included in backlog approximate $484 million, based on current pricing levels. The Company anticipates establishing pricing for these cranes in the third quarter of 2008.

AWP backlog decreased 46.8% as compared to June 30, 2007, and decreased 40.2% as compared to March 31, 2008, due to softening demand, particularly in Western Europe.

Construction segment backlog decreased 2.6% versus the comparable prior year period and decreased 26.5% as compared to March 31, 2008. Slowing compact construction demand in Western Europe, combined with the easing of some supplier constraints (which allowed for increased production levels), contributed to the decreased backlog.

As compared to June 30, 2007 levels, Cranes segment backlog increased 45.5%, due primarily to strong global demand. Compared to March 31, 2008 levels, Cranes backlog decreased 6.0%, due to crane orders received for 2009 delivery which are not included in the backlog because they have yet to be priced (as noted above).

MPM backlog increased 24.4% versus June 30, 2007 and increased 7.4% as compared to March 31, 2008, as global commodity market strength is driving higher demand for mining equipment.

Roadbuilding, Utility Products and Other (RBUO) segment backlog declined 12.6% versus June 30, 2007 and declined 6.2% as compared to March 31, 2008, as concrete mixer truck orders slowed.

The Glossary contains further details regarding backlog.

Second Quarter Segment Performance Review

Aerial Work Platforms: Net sales for the AWP segment for the second quarter of 2008 increased 5.1%, to $672.7 million, versus the second quarter of 2007. Excluding the translation effect of foreign currency exchange rate changes, net sales increased approximately 1%.

Net sales in Western Europe did not achieve the Company’s growth expectations this quarter, while U.S. performance was as expected. AWP performance in developing markets, including the Middle East, Russia, Eastern Europe and Brazil, continued to expand due to ongoing construction and infrastructure spending, along with tightening safety standards for work at height. AWP production is being adjusted to reflect anticipated demand in the second half of 2008 in the U.S. and Western Europe.

AWP operating margin in the second quarter of 2008 declined to 18.6% from 23.0% in the second quarter of 2007, primarily due to sales mix, rising input costs and increased costs associated with the expansion of the global sales and distribution infrastructure.

Construction: Net sales for the Construction segment for the second quarter of 2008 increased 23.6% to $620.9 million versus the second quarter of 2007. Excluding the translation effect of foreign currency exchange rate changes of approximately $44 million and acquisition related sales during the second quarter of 2008 of $58.5 million, net sales increased approximately 3% versus the prior year period.

Weakness in the U.S. construction market continued during the second quarter of 2008, while compact construction equipment sales slowed in Western Europe. Demand remains solid for rigid frame dump trucks as well as material handlers (a product used by scrap steel yards). Additionally, demand trends in developing markets remain favorable for Construction, particularly in the Middle East, Africa, and Eastern Europe.

Construction operating margin decreased to 2.8% for the second quarter of 2008 from 4.7% for the comparable period in 2007. Rising input costs pressured operating margin during the second quarter of 2008. Additionally, investments in global sales and support structure, as well as initiatives in aftermarket services and engineering, continue to progress, and are expected to contribute to operating margin expansion over the next two to three years.

Cranes: Net sales for the Cranes segment for the second quarter of 2008 increased 48.7% versus the second quarter of 2007, to $809.8 million. Excluding the translation effect of foreign currency exchange rate changes, net sales increased approximately 34%. Global infrastructure and energy demand continues to drive strong sales of cranes, particularly larger capacity lattice boom crawler cranes, tower cranes and rough terrain cranes. The North American market remains strong for large capacity cranes, but sales of smaller capacity cranes, including boom trucks and lower capacity truck cranes, remain soft.

Cranes operating margin increased to 15.6% during the second quarter of 2008, up from 10.4% in the comparable prior year period. The increase was primarily driven by higher volume and favorable sales mix, combined with historical pricing actions working through the backlog. Cranes mix in the quarter was oriented towards higher margin larger capacity cranes. Supplier constraints in Europe for select components, such as hydraulics and gear boxes, have improved, as have welding and assembly capacity constraints.

Capacity changes are being implemented in the Company’s Cranes facilities, which are expected to increase throughput while minimizing the addition of fixed costs. For example, production of rough terrain cranes in the Company’s Waverly, Iowa facility has already doubled in the past year as a result of efficiency gains with no increase in square footage. Future throughput improvements are expected in the Company’s German and Chinese crane manufacturing locations.

Materials Processing & Mining: Net sales for the MPM segment for the second quarter of 2008 increased 32.2% versus the second quarter of 2007, to $681.5 million. Excluding the translation effect of foreign currency exchange rate changes and recent acquisitions, net sales increased approximately 23%.

The overall MPM operating margin of 16.2% for the second quarter of 2008 was substantially higher than the comparable 2007 operating margin of 12.2%, mainly driven by the Mining business performance.

The Materials Processing business continues to generate strong net sales growth and consistent profitability. Materials Processing sales continue to benefit from global infrastructure development, particularly in developing markets, tempered modestly by softness that has begun to develop in the U.S. and parts of Western Europe.

The Mining business had a very strong second quarter, as net sales growth continues to be driven by commodity demand, including the surface mining of iron ore and coal. This includes the sale of the second of two RH400 hydraulic excavators, the world’s largest mobile hydraulic excavator, during the second quarter of 2008 to a customer operating in the Canadian oil sands.

Higher operating margin replacement part sales have increased substantially compared to the prior year period, due to the growing installed base of hydraulic mining excavators that have strong utilization rates at mine sites. Additionally, extensive flooding in parts of Australia during the first quarter of 2008 pushed some mining business sales into the second quarter of 2008, which together with equipment repairs from the flooding, favorably impacted parts sales.

Capacity continues to be a limiting factor to meeting Mining product demand, particularly for hydraulic mining excavators, along with some supplier constraints for hydraulics and gear boxes. The Company is continuing to adjust its global manufacturing footprint to better meet demand.

Roadbuilding, Utility Products and Other: Net sales for the RBUO segment for the second quarter of 2008 increased 13.3%, to $191.3 million, versus the second quarter of 2007. Excluding the translation effect of foreign currency exchange rate changes, net sales increased approximately 11%. The Utility Products, Roadbuilding and Government Programs businesses all witnessed sales growth, although concrete mixer truck sales were essentially flat when compared to the second quarter of 2007.

Trends in the Company’s Utility Products business are positive. Roadbuilding net sales remained soft, as U.S. infrastructure spending remains weak, resulting in the continued implementation of cost containment strategies within this business. The Company will continue to monitor the estimated fair value of the Roadbuilding business for purposes of determining whether a goodwill impairment is evidenced.

RBUO operating margin was 5.1% in the second quarter of 2008 versus 2.4% for the comparable period in 2007. Increased volume combined with cost containment, particularly manufacturing efficiencies recognized within the Utility Products business, resulted in improved operating margin for the entire segment.

Corporate / Eliminations: The increase in loss from operations to $19.0 million for the second quarter of 2008 versus the prior year period’s $10.2 million loss from operations reflects continued investment in initiatives to support the growth of the Company. This includes marketing programs, the people, systems and support to create leading supply chain management and manufacturing capabilities, and the necessary training to maximize the impact of the Terex Business System. Legal costs also increased in the second quarter 2008 compared to the prior year period. The loss was partially offset by approximately $8.9 million in the allocation of incremental corporate costs to the business segments in 2008 versus the prior year.

Safe Harbor Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is highly cyclical and weak general economic conditions may affect the sales of our products and financial results; our business is sensitive to fluctuations in interest rates and government spending; our business is very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets; the effects of changes in laws and regulations; possible work stoppages and other labor matters; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of our business; investigations by the Securities and Exchange Commission and the Department of Justice; our implementation of a global enterprise system and its performance; our ability to successfully integrate acquired businesses; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this presentation. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this presentation to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2007 net sales of over $9.1 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-5943 www.terex.com

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net sales	$2,935.9	$2,342.2	$5,298.6	$4,354.9
Cost of goods sold	(2,284.7)	(1,835.1)	(4,133.4)	(3,435.8)
Gross profit	651.2	507.1	1,165.2	919.1
Selling, general and administrative expenses	(280.3)	(222.6)	(538.0)	(433.9)
Income from operations	370.9	284.5	627.2	485.2
Other income (expense)
Interest income	5.0	3.5	14.1	6.9
Interest expense	(24.3)	(14.7)	(49.8)	(28.9)
Loss on early extinguishment of debt	-	-	-	(12.5)
Other income (expense) – net	1.5	(2.0)	8.1	2.6
Income before income taxes	353.1	271.3	599.6	453.3
Provision for income taxes	(116.8)	(96.7)	(200.0)	(164.9)
Net income	$236.3	$174.6	$399.6	$288.4
PER COMMON SHARE:
Basic	$2.35	$1.70	$3.96	$2.81
Diluted	$2.32	$1.66	$3.89	$2.75

Weighted average number of shares outstanding in per share calculation
Basic	100.5	102.8	100.8	102.5
Diluted	102.0	104.9	102.6	104.7

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in millions, except par value)

June 30, 2008		Dec 31, 2007
Assets
Current assets
Cash and cash equivalents	$590.0	$1,272.4
Trade receivables (net of allowance of $69.1 and $62.5 at June 30, 2008 and December 31, 2007, respectively)	1,512.8	1,195.8
Inventories	2,530.2	1,934.3
Deferred taxes	163.7	166.3
Other current assets	247.5	208.1
Total current assets	5,044.2	4,776.9
Long-term assets
Property, plant and equipment - net	502.6	419.4
Goodwill	1,010.6	699.0
Deferred taxes	98.2	143.1
Other assets	338.2	277.9

Total assets	$6,993.8	$6,316.3

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$36.1	$32.5
Trade accounts payable	1,451.1	1,212.9
Accrued compensation and benefits	200.6	194.8
Accrued warranties and product liability	150.9	132.0
Customer advances	112.6	181.8
Other current liabilities	569.6	421.3
Total current liabilities	2,520.9	2,175.3
Non-current liabilities
Long-term debt, less current portion	1,319.8	1,319.5
Retirement plans and other	488.5	478.3
Total liabilities	4,329.2	3,973.1
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 106.9 and 106.2 shares at June 30, 2008 and December 31, 2007, respectively	1.1	1.1
Additional paid-in capital	1,024.2	1,004.1
Retained earnings	1,679.4	1,284.7
Accumulated other comprehensive income	359.8	256.6
Less cost of shares of common stock in treasury – 8.3 and 5.9 shares at June 30, 2008 and December 31, 2007, respectively	(399.9)	(203.3)
Total stockholders’ equity	2,664.6	2,343.2

Total liabilities and stockholders’ equity	$6,993.8	$6,316.3

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(in millions)

	Six Months Ended June 30,
	2008	2007
Operating Activities
Net income	$399.6	$288.4
Adjustments to reconcile net income to cash used in operating activities:
Depreciation	36.4	30.5
Amortization	10.5	6.1
Deferred taxes	19.3	(4.4)
Loss on early extinguishment of debt	-	3.2
Gain on sale of assets	(1.2)	(5.0)
Stock-based compensation	31.9	33.4
Excess tax benefit from stock-based compensation	(6.5)	(17.2)
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(232.7)	(244.8)
Inventories	(446.4)	(373.7)
Trade accounts payable	176.6	192.9
Accrued compensation and benefits	(22.7)	(13.8)
Income taxes payable	74.0	54.5
Accrued warranties and product liability	8.3	8.4
Customer advances	(78.1)	11.6
Other, net	(25.1)	(59.1)
Net cash used in operating activities	(56.1)	(89.0)
Investing Activities
Acquisition of businesses, net of cash acquired	(478.1)	-
Capital expenditures	(63.8)	(44.0)
Proceeds from sale of assets	2.8	9.7
Net cash used in investing activities	(539.1)	(34.3)
Financing Activities
Principal repayments of long-term debt	-	(200.0)
Excess tax benefit from stock-based compensation	6.5	17.2
Proceeds from stock options exercised	2.0	8.1
Net borrowings under revolving line of credit agreements	1.0	84.4
Share repurchases	(135.6)	(24.7)
Other, net	(1.2)	1.4
Net cash used in financing activities	(127.3)	(113.6)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	40.1	13.6
Net Decrease in Cash and Cash Equivalents	(682.4)	(223.3)
Cash and Cash Equivalents at Beginning of Period	1,272.4	676.7
Cash and Cash Equivalents at End of Period	$590.0	$453.4

TEREX CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS DISCLOSURE

(in millions)

(unaudited)

	Second Quarter				Year-to-Date
	2008		2007		2008		2007
		% of		% of		% of		% of
		Net sales		Net sales		Net sales		Net sales
Consolidated
Net sales	$2,935.9		$2,342.2		$5,298.6		$4,354.9
Gross profit	$651.2	22.2%	$507.1	21.7%	$1,165.2	22.0%	$919.1	21.1%
SG&A	280.3	9.5%	222.6	9.5%	538.0	10.2%	433.9	10.0%
Income from operations	$370.9	12.6%	$284.5	12.1%	$627.2	11.8%	$485.2	11.1%

AWP
Net sales	$672.7		$640.3		$1,259.3		$1,188.0
Gross profit	$182.7	27.2%	$194.9	30.4%	$349.3	27.7%	$341.3	28.7%
SG&A	57.4	8.5%	47.9	7.5%	117.4	9.3%	95.0	8.0%
Income from operations	$125.3	18.6%	$147.0	23.0%	$231.9	18.4%	$246.3	20.7%

Construction
Net sales	$620.9		$502.5		$1,069.2		$910.3
Gross profit	$82.3	13.3%	$71.5	14.2%	$140.0	13.1%	$121.9	13.4%
SG&A	64.7	10.4%	47.8	9.5%	119.3	11.2%	92.1	10.1%
Income from operations	$17.6	2.8%	$23.7	4.7%	$20.7	1.9%	$29.8	3.3%

Cranes
Net sales	$809.8		$544.5		$1,442.0		$1,045.3
Gross profit	$184.8	22.8%	$103.0	18.9%	$325.1	22.5%	$202.6	19.4%
SG&A	58.2	7.2%	46.2	8.5%	112.7	7.8%	92.8	8.9%
Income from operations	$126.6	15.6%	$56.8	10.4%	$212.4	14.7%	$109.8	10.5%

MPM
Net sales	$681.5		$515.6		$1,245.8		$910.9
Gross profit	$170.0	24.9%	$112.2	21.8%	$297.6	23.9%	$202.5	22.2%
SG&A	59.4	8.7%	49.1	9.5%	118.3	9.5%	93.0	10.2%
Income from operations	$110.6	16.2%	$63.1	12.2%	$179.3	14.4%	$109.5	12.0%

RBUO
Net sales	$191.3		$168.8		$360.5		$347.6
Gross profit	$33.3	17.4%	$26.1	15.5%	$55.0	15.3%	$50.2	14.4%
SG&A	23.5	12.3%	22.0	13.0%	45.9	12.7%	43.7	12.6%
Income from operations	$9.8	5.1%	$4.1	2.4%	$9.1	2.5%	$6.5	1.9%

Corporate/Eliminations
Net sales	$(40.3)		$(29.5)		$(78.2)		$(47.2)
Income from operations	$(19.0)	47.1%	$(10.2)	34.6%	$(26.2)	33.5%	$(16.7)	35.4%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended June 30, 2008, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of Terex’s business is not necessarily indicative of sales to be recognized in a specified future period.

	June 30, 2008	June 30, 2007	% change	Mar 31, 2008	% change

Consolidated Backlog	$4,224.8	$3,800.3	11.2%	$4,815.6	(12.3)%

AWP	$419.4	$788.8	(46.8)%	$701.0	(40.2)%

Construction	$651.5	$668.9	(2.6)%	$886.1	(26.5)%

Cranes (1)	$2,058.0	$1,414.1	45.5%	$2,189.1	(6.0)%

MPM	$955.6	$767.9	24.4%	$889.8	7.4%

RBUO	$140.3	$160.6	(12.6)%	$149.6	(6.2)%

(1)

Terex has not accepted firm orders for a variety of crane types (primarily rough terrain cranes) that have scheduled delivery after January 1, 2009. This was designed to ensure that prices for 2009 delivery sufficiently reflect the demand environment and potential input cost increases of the business. Production volumes for which firm orders have not yet been accepted for the first quarter of 2009 have not been included in backlog and approximate $484 million.

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$ 1,319.8
Notes payable and current portion of long-term debt	36.1

Debt	$ 1,355.9

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from Income from operations back into Income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Income from operations	$370.9	$284.5	$627.2	$485.2
Depreciation	19.2	14.6	36.4	30.5
Amortization	5.3	3.7	10.5	6.1
Bank fee amortization not included in Income from operations	(0.8)	(0.5)	(1.6)	(1.0)
EBITDA	$394.6	$302.3	$672.5	$520.8

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Net Operating Profit After Tax (NOPAT) is calculated by multiplying Income from operations by a figure equal to one minus the effective tax rate of the Company. The effective tax rate is equal to the (Provision for)/benefit from Income taxes divided by Income before income taxes for the respective quarter.

Operating Margin is defined as the ratio of Income from Operations to Net Sales.

Return on Invested Capital, or ROIC, is calculated by Terex by dividing the sum of the last four quarters’ Net Operating Profit After Tax (as defined above) by the average of the sum of Total stockholders’ equity plus Debt (as defined above) less Cash and cash equivalents for the last five quarters ended Consolidated Balance Sheets. ROIC is calculated by using the last four quarters’ NOPAT, as this represents the most recent twelve month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, Terex includes the average of five quarter’s ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) over the same time period as the numerator (four quarters of average invested capital).

Terex management and the Board of Directors of Terex use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because our management believes that it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement. ROIC measures return on the full enterprise-wide amount of capital invested in our business, as opposed to another metric such as return on shareholder’s equity that only incorporates book equity, and is thus a more accurate and descriptive measure of our performance. Terex also believes that adding Debt less Cash and cash equivalents to Total stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

	Jun 08	Mar 08	Dec 07	Sep 07	Jun 07
Income before income taxes	$353.1	$246.5	$236.0	$230.0
Divided by: Provision for income taxes	116.8	83.2	62.0	78.5
Effective tax rate	33.1%	33.8%	26.3%	34.1%

Income from operations	370.9	256.3	239.9	236.3
Multiplied by: 1 minus Effective tax rate	66.9%	66.2%	73.7%	65.9%
Net operating profit after tax	$248.1	$169.7	$176.8	$155.7

Debt (as defined above)	$1,355.9	$1,373.4	$1,352.0	$705.6	$651.7
Less: Cash and cash equivalents	(590.0)	(604.2)	(1,272.4)	(516.6)	(453.4)
Debt less Cash and cash equivalents	$765.9	$769.2	$79.6	$189.0	$198.3

Total stockholders’ equity	$2,664.6	$2,538.1	$2,343.2	$2,254.4	$2,073.4

Debt less Cash and cash equivalents plus Total stockholders’ equity	$3,430.5	$3,307.3	$2,422.8	$2,443.4	$2,271.7

NOPAT (4 qtrs)	$750.3
Avg Net Debt plus Equity (5 qtr ends)	$2,775.1

ROIC	27.0%

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health. Total capitalization as of June 30, 2008 is defined as the sum of:

•	Total stockholders’ equity; and
•	Debt (as defined above);
•	Less: Cash and cash equivalents.

Total stockholders' equity	$2,664.6
Debt (as defined above)	1,355.9
less: Cash and cash equivalents	(590.0)

Total Capitalization	$3,430.5

Trailing Three Month Annualized Sales is calculated using the net sales for the quarter multiplied by four.

Second Quarter Net Sales	$2,935.9
x	4
Trailing Three Month Annualized Sales	$11,743.6

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of June 30, 2008, working capital was:

Inventories	$2,530.2
Trade Receivables, net	1,512.8
Less: Trade Accounts Payable	(1,451.1)
Total Working Capital	$2,591.9

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Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-5943, www.terex.com